Exhibit 99.2

February 2, 2012

Dear Fellow Shareholder:

Farmers National Banc Corp.’s fourth quarter results reflect a time of tremendous activity and productivity; resulting in yet another strong quarter. With continuous positive earnings each and every quarter, Farmers has now consistently paid dividends for 116 consecutive quarters since going public in 1983. In addition, we are gaining traction with the appreciation of our stock price. From January 1, 2011 to December 31, 2011, our stock price increased in value over 39% while most banks’ indexes declined -13 to -27%. I have enclosed the fourth quarter and full year earnings release for your complete review. In addition, I would like to take the opportunity to highlight some fourth quarter activities that contributed to our positive earnings.

2011 Fourth Quarter Business Highlights:

Special Dividend

In conjunction with our 2011 fourth quarter and full year financial press release, we are pleased to announce that Farmers’ Board of Directors declared a one-time, special $0.03 per share cash dividend, that is payable on February 28, 2012 to common shareholders of record at February 13, 2012. This special dividend is a result of our favorable 2011 financial results. In addition, the special dividend is a testament to the Board of Directors’ and management’s commitment to creating value for our shareholders.

North Canton Results:

As you may recall, in May we announced the hiring of three key people. Joe Gerzina is our Community President in Stark and Summit Counties, Chris Willoughby is our Vice President, Mortgage Manager and George Stoffer is Farmers Mortgage Originator Team Leader. Shortly after adding the personnel, Farmers acquired the office space and established our newest branch. This marks the first time Farmers has ever had a physical presence outside the Mahoning Valley and in the fourth quarter of 2011, our investment in this new market showed a promising return. By December 31, 2011, loan and deposit footings totaled nearly $15 million with $3.5 million in deposits and $11.5 million in commercial and consumer loan originations.

Mortgages

In late 2011, we expanded our mortgage offering with the addition of new seasoned loan professionals. Rocky Page and Jim Wellington recently joined our Farmers’ team and will lead the Mortgage Lending Department with new options that equate to better pricing and several credit opportunities. We will continue to offer traditional mortgages to assure a predictable payment. In addition, we now have the ability to originate mortgages through the secondary market, which benefits the customer with lower rates and benefits our Shareholders by generating additional fee income.

McClurg Road Building, Boardman, Ohio

In the fourth quarter, Farmers National Bank and Farmers Trust Company announced the purchase of a new stand-alone signature building. The beautifully constructed “Farmers Building” is at 42 McClurg Road in Boardman and is located across the street from St. Elizabeth Health Center and the Davis YMCA. The building serves as the headquarters for Farmers Trust Company, and will also house offices for commercial lending, consumer lending and the Wealth Management Division. As management anticipates another strong year in the generation of fee income, this venue will provide a solid foundation in which to offer and expand our Wealth Management services.

As we begin a new year, we will strive to maintain the momentum achieved in 2011. The new year is a significant milestone as it marks Farmers’125th anniversary. Never in our history have we been so well-positioned to simultaneously grow in new and different directions while strengthening the customer relationships we already appreciate.

I thank you for your continued support and welcome any questions and comments you may have regarding this information.

Sincerely,

John S. Gulas

President & Chief Executive Officer